Exhibit (a)(5)(vi)

UNITED STATES DISTRICT COURT

DISTRICT OF DELAWARE

ERNEST MANCINI,	)
)
Plaintiff,	)
	)	Case No.
v.	)
	)	JURY TRIAL DEMANDED
GENMARK DIAGNOSTICS, INC., KEVIN	)
C. O’BOYLE, DARYL J. FAULKNER,	)
JAMES FOX, LISA GILES, MICHAEL	)
KAGNOFF, ROCHE HOLDINGS, INC., and	)
GERONIMO ACQUISITION CORP.,	)
)
Defendants.	)

COMPLAINT FOR VIOLATION OF THE SECURITIES EXCHANGE ACT OF 1934

Plaintiff, by his undersigned attorneys, for this complaint against defendants, alleges upon personal knowledge with respect to himself, and upon information and belief based upon, inter alia, the investigation of counsel as to all other allegations herein, as follows:

NATURE OF THE ACTION

1. This action stems from a proposed transaction announced on March 15, 2021 (the “Proposed Transaction”), pursuant to which GenMark Diagnostics, Inc. (“GenMark” or the “Company”) will be acquired by Roche Holdings, Inc. (“Parent”) and Geronimo Acquisition Corp. (“Merger Sub,” and together with Parent, “Roche”).

2. On March 12, 2021, GenMark’s Board of Directors (the “Board” or “Individual Defendants”) caused the Company to enter into an agreement and plan of merger (the “Merger Agreement”) with Roche. Pursuant to the terms of the Merger Agreement, Merger Sub commenced a tender offer (the “Tender Offer”) to purchase all of GenMark’s outstanding common stock for $24.05 in cash per share. The Tender Offer is set to expire on April 21, 2021.

3. On March 25, 2021, defendants filed a Solicitation/Recommendation Statement (the “Solicitation Statement”) with the United States Securities and Exchange Commission (“SEC”) in connection with the Proposed Transaction.

4. The Solicitation Statement omits material information with respect to the Proposed Transaction, which renders the Solicitation Statement false and misleading. Accordingly, plaintiff alleges herein that defendants violated Sections 14(e), 14(d), and 20(a) of the Securities Exchange Act of 1934 (the “1934 Act”) in connection with the Solicitation Statement.

JURISDICTION AND VENUE

5. This Court has jurisdiction over all claims asserted herein pursuant to Section 27 of the 1934 Act because the claims asserted herein arise under Sections 14(e), 14(d), and 20(a) of the 1934 Act and Rule 14a-9.

6. This Court has jurisdiction over defendants because each defendant is either a corporation that conducts business in and maintains operations within this District, or is an individual with sufficient minimum contacts with this District so as to make the exercise of jurisdiction by this Court permissible under traditional notions of fair play and substantial justice.

7. Venue is proper under 28 U.S.C. § 1391 because a substantial portion of the transactions and wrongs complained of herein occurred in this District.

PARTIES

8. Plaintiff is, and has been continuously throughout all times relevant hereto, the owner of GenMark common stock.

9. Defendant GenMark is a Delaware corporation and maintains its principal executive offices at 5964 La Place Court, Carlsbad, California 92008. GenMark’s common stock trades on the NASDAQ under the ticker symbol “GNMK.”

10. Defendant Kevin C. O’Boyle is Chairman of the Board of the Company.

11. Defendant Daryl J. Faulkner is a director of the Company.

12. Defendant James Fox is a director of the Company.

13. Defendant Lisa Giles is a director of the Company.

14. Defendant Michael Kagnoff is a director of the Company.

15. The defendants identified in paragraphs 10 through 14 are collectively referred to herein as the “Individual Defendants.”

16. Defendant Parent is a Delaware corporation and a party to the Merger Agreement.

17. Defendant Merger Sub is a Delaware corporation, a wholly-owned subsidiary of Parent, and a party to the Merger Agreement.

SUBSTANTIVE ALLEGATIONS

Background of the Company and the Proposed Transaction

18. GenMark is a leading provider of multiplex molecular diagnostic solutions designed to enhance patient care, improve key quality metrics, and reduce the total cost-of-care.

19. Utilizing GenMark’s proprietary eSensor® detection technology, GenMark’s eSensor XT-8® and ePlex® systems are designed to support a broad range of molecular diagnostic sample-to-answer tests with compact, easy-to-use workstations and self-contained, disposable test cartridges.

20. GenMark’s ePlex: The True Sample-to-Answer Solution™ is designed to optimize laboratory efficiency and address a broad range of infectious disease testing needs, including respiratory, bloodstream and gastrointestinal infections.

21. On March 12, 2021, GenMark’s Board caused the Company to enter into the Merger Agreement with Roche.

22. Pursuant to the terms of the Merger, Merger Sub commenced the Tender Offer to acquire all of GenMark’s outstanding common stock for $24.05 in cash per share.

23. According to the press release announcing the Proposed Transaction:

Roche (SIX: RO, ROG; OTCQX: RHHBY) and GenMark Diagnostics (NASDAQ: GNMK) today announced that they have entered into a definitive merger agreement for Roche to fully acquire GenMark at a price of US$ 24.05 per share in an all-cash transaction. This corresponds to a total transaction value of approximately US$ 1.8 billion on a fully diluted basis. This price represents a premium of approximately 43% to GenMark’s unaffected closing share price on February 10, 2021, the last trading day before a media report was published speculating about a potential sale process. The merger agreement has been unanimously approved by the boards of directors of GenMark and Roche. Once the acquisition is completed, GenMark’s principal operations will continue at its current location in Carlsbad, California, USA.

Under the terms of the merger agreement, Roche will promptly commence a tender offer to acquire all outstanding shares of GenMark’s common stock, and GenMark will file a recommendation statement containing the unanimous recommendation of the GenMark board that GenMark stockholders tender their shares to Roche.

GenMark’s syndromic panel testing portfolio will complement Roche’s current molecular diagnostics portfolio and the Roche global network will enable expanded reach for GenMark’s products. GenMark’s ePlex system drives lab efficiency through streamlined order-to-reporting workflow and enables better patient outcomes by rapidly diagnosing a patient’s symptoms. Infectious diseases are a leading cause of death globally, and earlier detection of the cause of an infection has been shown to improve patient outcomes and improve key hospital initiatives such as antibiotic stewardship and length of stay. . . .

GenMark’s Respiratory Pathogen Panels identify the most common viral and bacterial organisms associated with upper respiratory infection, including SARS-CoV-2, complementing Roche’s extensive portfolio of COVID-19 diagnostics solutions.

Terms of the Agreement

Under the terms of the merger agreement, Roche will promptly commence a tender offer to acquire all of the outstanding shares of GenMark’s common stock for US$ 24.05 per share in cash. Following the completion of the tender offer, Roche will acquire all remaining shares at the same price of US$ 24.05 per share in cash through a second step merger.

The transaction is expected to close in the 2nd quarter of 2021 and is subject to customary closing conditions, including the tender of at least a majority of the outstanding shares of GenMark’s common stock and the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

Citi is acting as financial advisor to Roche and Sidley Austin LLP is acting as legal counsel to Roche. J.P. Morgan Securities LLC is acting as exclusive financial advisor to GenMark and DLA Piper LLP is acting as legal counsel to GenMark.

The Solicitation Statement Omits Material Information, Rendering It False and Misleading

24. Defendants filed the Solicitation Statement with the SEC in connection with the Proposed Transaction.

25. As set forth below, the Solicitation Statement omits material information with respect to the Proposed Transaction, which renders the Solicitation Statement false and misleading.

26. First, the Solicitation Statement omits material information regarding the Company’s financial projections.

27. The Solicitation Statement fails to disclose: (i) all line items used to calculate EBITDA; (ii) unlevered free cash flows and all underlying line items; and (iii) a reconciliation of all non-GAAP to GAAP metrics.

28. The disclosure of projected financial information is material because it provides stockholders with a basis to project the future financial performance of a company, and allows stockholders to better understand the financial analyses performed by the company’s financial advisor in support of its fairness opinion.

29. Second, the Solicitation Statement omits material information regarding the analyses performed by the Company’s financial advisor in connection with the Proposed Transaction, J.P. Morgan Securities LLC (“J.P. Morgan”).

30. With respect to J.P. Morgan’s Public Trading Multiples analysis, the Solicitation Statement fails to disclose the individual multiples and metrics for the companies observed in the analysis.

31. With respect to J.P. Morgan’s Selected Transaction Analysis, the Solicitation Statement fails to disclose the individual multiples and metrics for the transactions observed in the analysis.

32. With respect to J.P. Morgan’ Discounted Cash Flow Analysis, the Solicitation Statement fails to disclose: (i) the unlevered free cash flows used in the analysis and all underlying line items; (ii) the Company’s terminal values; (iii) the individual inputs and assumptions underlying the discount rates and perpetuity growth rates used in the analysis; (iv) the number of fully diluted Company outstanding shares; and (v) the Company’s net cash.

33. When a banker’s endorsement of the fairness of a transaction is touted to shareholders, the valuation methods used to arrive at that opinion as well as the key inputs and range of ultimate values generated by those analyses must also be fairly disclosed.

34. Third, the Solicitation Statement fails to disclose whether the Company entered into any nondisclosure agreements that contained standstill and/or “don’t ask, don’t waive” provisions.

35. The omission of the above-referenced material information renders the Solicitation Statement false and misleading.

36. The above-referenced omitted information, if disclosed, would significantly alter the total mix of information available to the Company’s stockholders.

COUNT I

(Claim for Violation of Section 14(e) of the 1934 Act Against Defendants)

37. Plaintiff repeats and realleges the preceding allegations as if fully set forth herein.

38. Section 14(e) of the 1934 Act states, in relevant part, that:

It shall be unlawful for any person to make any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in the light of the circumstances under which they are made, not misleading . . . in connection with any tender offer or request or invitation for tenders[.]

39. Defendants disseminated the misleading Solicitation Statement, which contained statements that, in violation of Section 14(e) of the 1934 Act, in light of the circumstances under which they were made, omitted to state material facts necessary to make the statements therein not misleading.

40. The Solicitation Statement was prepared, reviewed, and/or disseminated by defendants.

41. The Solicitation Statement misrepresented and/or omitted material facts in connection with the Proposed Transaction as set forth above.

42. By virtue of their positions within the Company and/or roles in the process and the preparation of the Solicitation Statement, defendants were aware of this information and their duty to disclose this information in the Solicitation Statement.

43. The omissions in the Solicitation Statement are material in that a reasonable shareholder will consider them important in deciding whether to tender their shares in connection with the Proposed Transaction. In addition, a reasonable investor will view a full and accurate disclosure as significantly altering the total mix of information made available.

44. Defendants knowingly or with deliberate recklessness omitted the material information identified above in the Solicitation Statement, causing statements therein to be materially incomplete and misleading.

45. By reason of the foregoing, defendants violated Section 14(e) of the 1934 Act.

46. Because of the false and misleading statements in the Solicitation Statement, plaintiff is threatened with irreparable harm.

47. Plaintiff has no adequate remedy at law.

COUNT II

(Claim for Violation of 14(d) of the 1934 Act Against Defendants)

48. Plaintiff repeats and realleges the preceding allegations as if fully set forth herein.

49. Section 14(d)(4) of the 1934 Act states:

Any solicitation or recommendation to the holders of such a security to accept or reject a tender offer or request or invitation for tenders shall be made in accordance with such rules and regulations as the Commission may prescribe as necessary or appropriate in the public interest or for the protection of investors.

50. Rule 14d-9(d) states, in relevant part:

Any solicitation or recommendation to holders of a class of securities referred to in section 14(d)(1) of the Act with respect to a tender offer for such securities shall include the name of the person making such solicitation or recommendation and the information required by Items 1 through 8 of Schedule 14D-9 (§ 240.14d-101) or a fair and adequate summary thereof[.]

Item 8 requires that directors must “furnish such additional information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not materially misleading.”

51. The Solicitation Statement violates Section 14(d)(4) and Rule 14d-9 because it omits the material facts set forth above, which renders the Solicitation Statement false and/or misleading.

52. Defendants knowingly or with deliberate recklessness omitted the material information set forth above, causing statements therein to be materially incomplete and misleading.

53. The omissions in the Solicitation Statement are material to plaintiff, and he will be deprived of his entitlement to make a fully informed decision with respect to the Proposed Transaction if such misrepresentations and omissions are not corrected prior to the expiration of the Tender Offer.

54. Plaintiff has no adequate remedy at law.

COUNT III

(Claim for Violation of Section 20(a) of the 1934 Act Against the Individual Defendants and Roche)

55. Plaintiff repeats and realleges the preceding allegations as if fully set forth herein.

56. The Individual Defendants and Roche acted as controlling persons of GenMark within the meaning of Section 20(a) of the 1934 Act as alleged herein. By virtue of their positions as directors of GenMark and participation in and/or awareness of the Company’s operations and/or intimate knowledge of the false statements contained in the Solicitation Statement filed with the SEC, they had the power to influence and control and did influence and control, directly or indirectly, the decision making of the Company, including the content and dissemination of the various statements that plaintiff contends are false and misleading.

57. Each of the Individual Defendants and Roche was provided with or had unlimited access to copies of the Solicitation Statement alleged by plaintiff to be misleading prior to and/or shortly after these statements were issued and had the ability to prevent the issuance of the statements or cause them to be corrected.

58. Each of the Individual Defendants had direct and supervisory involvement in the day-to-day operations of the Company, and, therefore, is presumed to have had the power to control and influence the particular transactions giving rise to the violations as alleged herein, and exercised the same. The Solicitation Statement contains the unanimous recommendation of the Individual Defendants to approve the Proposed Transaction. They were thus directly connected with and involved in the making of the Solicitation Statement.

59. Roche also had direct supervisory control over the composition of the Solicitation Statement and the information disclosed therein, as well as the information that was omitted and/or misrepresented in the Solicitation Statement.

60. By virtue of the foregoing, the Individual Defendants and Roche violated Section 20(a) of the 1934 Act.

61. As set forth above, the Individual Defendants and Roche had the ability to exercise control over and did control a person or persons who have each violated Section 14(e) of the 1934 Act and Rule 14a-9, by their acts and omissions as alleged herein. By virtue of their positions as controlling persons, these defendants are liable pursuant to Section 20(a) of the 1934 Act.

62. As a direct and proximate result of defendants’ conduct, plaintiff is threatened with irreparable harm.

63. Plaintiff has no adequate remedy at law.

PRAYER FOR RELIEF

WHEREFORE, plaintiff prays for judgment and relief as follows:

A. Enjoining defendants and all persons acting in concert with them from proceeding with, consummating, or closing the Proposed Transaction;

B. In the event defendants consummate the Proposed Transaction, rescinding it and setting it aside or awarding rescissory damages;

C. Directing the Individual Defendants to file a Solicitation Statement that does not contain any untrue statements of material fact and that states all material facts required in it or necessary to make the statements contained therein not misleading;

D. Declaring that defendants violated Sections 14(e), 14(d), and 20(a) of the 1934 Act, as well as Rule 14a-9 promulgated thereunder;

E. Awarding plaintiff the costs of this action, including reasonable allowance for plaintiff’s attorneys’ and experts’ fees; and

F. Granting such other and further relief as this Court may deem just and proper.

JURY DEMAND

Plaintiff hereby demands a trial by jury.

Dated: March 29, 2021		RIGRODSKY LAW, P.A.

	By:	/s/ Gina M. Serra
Seth D. Rigrodsky (#3147)
Gina M. Serra (#5387)
Herbert W. Mondros (#3308)
300 Delaware Avenue, Suite 210
Wilmington, DE 19801
Telephone: (302) 295-5310
Facsimile: (302) 654-7530
Email: sdr@rl-legal.com
Email: gms@rl-legal.com
Email: hwm@rl-legal.com

Attorneys for Plaintiff